Exhibit 99.1

Vaso Active Pharmaceuticals Completes Financing At A Premium

Danvers, MA —(BUSINESS WIRE)–Mar. 17, 2004 –Vaso Active Pharmaceuticals,  (Vaso Active) (Nasdaq SC:VAPH - News) of Danvers, Massachusetts, is pleased to announce that it has entered into a private placement transaction in the amount of $7,500,000 with an institutional investor.  The investment which is in the form of an 18 month 2% Convertible Note, is convertible into shares of Class A common stock at a conversion rate of $9 per share, at the option of the investor.  Both principal and interest are payable in cash or in shares of Class A common stock, at the option of Vaso Active.  The purchase agreement includes anti-hedging provisions and the maturity date may be extended for up to two years at the option of the investor.  In addition, Vaso Active issued to the investor warrants to purchase 166,667 shares of Class A common stock at an exercise price of $8.75 per share.

Mr. John J. Masiz, President and Chief Executive Officer of Vaso Active was very pleased that Vaso Active was successful in consummating this institutional private placement at what Mr. Masiz considered favorable terms.  “The ability to secure additional funds through the completion of this private placement gives Vaso Active significant new working capital to augment the working capital derived from its IPO.  This will enhance Vaso Active’s capital base with which to operate and will permit the Company to take advantage of strategic opportunities that arise in the course of growing our business.  In addition, the execution of this agreement at a premium to the current market price of our common stock underscores the value of our technology to a material investor.”

Wharton Capital Investment acted as sole placement agent for this transaction and in exchange for its services will receive a cash fee and warrants to purchase Class A common stock.

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

To find out more about Vaso Active, visit our website at www.vasoactive.us.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are “forward-looking statements.” These forward-looking statements represent Vaso Active’s judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Contact:
Matt Carter
Vaso Active Pharmaceuticals
978-750-1991 Ext. 28
mailto:mcarter@vasoactive.usmcarter@vasoactive.us